Exhibit 1.1

DEALMAKER ORDER FORM

Regulation A Offerings (each, an “Offering”)

Customer: PowerLink Digital Partners I, Inc.	Contact: Brad Hoagland
Address: 500 7th Avenue New York City NY, USA 10018	Phone: (854) 858-2257
Commencement Date (optional):	E-Mail: bhoagland@trenddiscovery.com

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the “Services”). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By preceding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

In particular, Customer understands and agrees that it is carrying out a self-hosted capital raise and bears primary responsibility for the success of its own raise. No DealMaker entity is ever responsible for the success of Customer’s campaign and no guarantees or representations are ever in place with respect to (i) capital raised (ii) investor solicitation or (iii) completion of investor transactions with Customers. Customer agrees and acknowledges that online capital formation is uncertain, and that nothing in this agreement prevents Customer from pursuing concurrent or sequential alternative forms of capital formation. Customer should use its discretion in choosing to engage the vendors described in this Agreement and agrees that such entities bear no responsibility to Customer with respect to raising capital.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described on Schedule A attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Services NEVER include providing any investment advice nor any investment recommendations to any investor.

Schedule “A”

Summary of Compensation

A.	Regulation A Offering Compensation

●	$35,000 Advance (an advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred)

This advance fee includes

i.	$25,000 prepaid to DealMaker Securities LLC for Pre-Offering Analysis

ii.	$10,000 prepaid to Novation Solutions Inc. O/A DealMaker for infrastructure for self- directed electronic roadshow

●	$2,000 monthly account management fees payable to DealMaker (up to a maximum of $24,000 during the Offering)

○	Monthly account management fees commence on the first month following the Commencement Date

○	To the extent services are commenced in advance of a FINRA no objection letter being received, such amounts shall be considered an advance against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred). A maximum of $6,000 or three months of account management fees are payable prior to a no objection letter being received.

●	4.5% Cash Fees From All Proceeds

○	Cash Fees do not include processing investor refunds for Customers, which are chargeable at $50.00 per refund.

○	Customer shall be responsible for third-party fees with respect to payment processing.* Customer may levy an administrative fee to investors to help offset these fees.

●	Corporate Filing Fees (payable to FINRA)

*	Fees are estimated to be approximately 2% of offering proceeds

Fair Compensation

To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that, in any scenario, the aggregate fees payable to DealMaker Securities and its affiliates in respect of Services related to the Offering shall never exceed the amounts set forth in the table below (the column entitled “Maximum Compensation”).

If the Offering is fully subscribed, the maximum amount of underwriting compensation will be $734,000

*	In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered.

B.	Non-Regulation A Offering Compensation

●	$2,500 Transfer Agent account setup, including upload of existing shareholder list and general review and compliance (Directors’ resolutions, etc.) in respect of up to 2,500 shareholders with no additional charge. Additional services beyond the first 2,500 shareholders will be charged out at DMTA’s standard hourly rates.

●	Engage Premium Services:

●	$250 monthly subscription fee for DealMaker Engage shareholder management portal.

●	Engage Premium Services include the issuance of securities by DealMaker Transfer Agent to investors in any Offering conducted on DealMaker, as well as the maintenance of Customer’s register of securities

●	Fees for additional Transfer Agent services are listed on the DMTA Engage Premium Rate card here and are subject to regular update in the ordinary course.

Note: Prices are standard base fees and subject to additional customization fees. A condition of the use of DealMaker Transfer Agent LLC services is that Customer continue to pay any and all outstanding fees owing to DealMaker, including software fees for use of the DealMaker Engage Shareholder Management software portal on a monthly basis, on the fees and terms established in the Order Form entered into between Customer and DealMaker.

Schedule “B”

DealMaker Securities Services

Pre-Offering Analysis

●	Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

●	Consulting with Customer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises

●	Consulting with Customer on question customization for investor questionnaire, selection of webhosting services, and template for campaign page

●	Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements

●	Providing advice to Customer on content of Form 1A and Revisions

●	Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech

●	Assisting in the preparation of SEC and FINRA filings

●	Working with the Client’s SEC counsel in providing information to the extent necessary

Advisory, Compliance and Consulting Services During the Offering

●	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering;

●	If necessary, discussions with the Customer regarding additional information or clarification on an Customer-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor;

●	Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Consulting with Customer regarding any material changes to the Form 1A which may require an amended filing; and

●	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms, with fees described on Schedule A hereto.

Customer Representative

Schedule “C”

DealMaker.tech Subscription Platform and Shareholder Engagement Online Portal

During the Offering, Subscription Processing and Payments Functionality

●	Creation and maintenance of deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions

●	Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

Apart from the Offering, Shareholder Management via DealMaker Engage

●	Shareholder management software to provide corporate updates, announce additional financings, and track engagement

●	Document-sharing functionality to disseminate share certificates, tax documentation, and other files to investors

●	Monthly fee is payable to DealMaker.tech while the client has engaged DealMaker Transfer Agent

Subscription Management and Shareholder Engagement Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service with fees described on Schedules A and B hereto.

Customer Representative

Schedule “D”

DealMaker Transfer Agent

Account Setup:

General onboarding and customer account setup, includes:

●	Upload of existing shareholder list (2,500 shareholders or fewer)

●	Issuer review and compliance package (directors resolutions, etc)

Shareholder Management Portal Monthly Fee

Shareholders	Monthly Fee
0-250	$250 minimum flat fee
251-500	$0.75 / shareholder
501-1500	$0.50 / shareholder
1,501-5,000	$0.20 / shareholder
5,001-10,000	$0.10 / shareholder
10,001+	$0.08 / shareholder

Issuance Fees (Per Action)

Electronic Record (Book Entry) security issuance fee included

Fees for additional services are listed on the DMTA Engage Premium Rate card and are subject to regular update in the ordinary course. Upload of historic shareholder list includes up to 2,500 shareholders provided that that shareholder data meets DealMaker’s standard data format. Services related to onboarding historical shareholders where data is not provided in DealMaker’s standard format or above and beyond the first 2,500 shareholders will be billable at DMTA’s standard hourly rates of $50 per hour.

A condition of the use of DealMaker Transfer Agent LLC services is that Customer continue to pay any and all outstanding fees owing to DealMaker, including software fees for use of the DealMaker Engage Shareholder Management software portal on a monthly basis, on the fees and terms established in the Order Form entered into between Customer and DealMaker.

Customer hereby engages and retains DealMaker Transfer Agent LLC, a registered Transfer Agent, to provide the applicable services described with fees described on Schedule A hereto.

Customer Representative

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